For Release: August 7, 2008	Contact:	Wesley B. Wampler
**Teleconference**		Director, Investor Relations
August 8, 2008 10:30 A.M. (ET)		Phone: 540-949-3447
Domestic Dial in number: 877-604-9673		wamplerwes@ntelos.com
International Dial in number: 719-325-4892
Confirmation Code: 2943135
Audio webcast: http://ir.ntelos.com/

NTELOS Holdings Corp. Reports Second Quarter 2008 Operating Results

Net Income of $19.3 million, or $0.46 per share

Adjusted EBITDA Tops $57 million, up 13% from Second Quarter 2007

Company Raises 2008 Adjusted EBITDA Guidance

WAYNESBORO, VA – August 7, 2008 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its second quarter of 2008.

Operating revenues for second quarter 2008 were $131.0 million; Operating income for the quarter was $30.0 million and net income for second quarter 2008 was $19.3 million, or $0.46 per share, inclusive of a $9.5 million pre-tax ($5.8 million after tax) gain recorded for the favorable change in market value of the Company’s interest rate swap agreement. Operating revenues for the first six months of 2008 were $263.3 million; Operating income and net income for the first six months of 2008 were $56.2 million and $27.8 million, respectively.

Highlights for the quarter include:

•	EV-DO Rev. A launched in five markets – 282 cell sites

•	Consolidated adjusted EBITDA (a non-GAAP measure) of $57.8 million, up $6.7 million from second quarter 2007

•	Raising 2008 adjusted EBITDA guidance to a range of $224 million to $228 million, increases of $8 million and $7 million, respectively, from previous guidance

•	Consolidated adjusted EBITDA margin of 44%

•	Wireless adjusted EBITDA of $41.4 million, up from $36.0 million for second quarter 2007

•	Activation of 51 new cells sites (47 of which are in the wholesale service area); Includes new coverage in the Virginia markets of Covington, Clifton Forge and Tazewell and in Lewisburg, West Virginia

“We are pleased to be ahead of schedule with our EV-DO network upgrade and early results are that take rates and usage will significantly exceed those of 1X,” said James S. Quarforth, the Company’s Chief Executive Officer. “Our second quarter financial performance was quite strong with consolidated adjusted EBITDA up 13% from second quarter last year and up 12% for the first half of 2008. The outstanding performance for the first half of 2008 combined with the new revenue potential from EV-DO-based services provides exciting prospects for the remainder of 2008.”

Recent Developments

EV-DO Upgrade Progress: The Company officially launched mobile broadband services using the EV-DO Rev. A platform in five markets throughout the second quarter of 2008. The markets include Huntington/Ashland and Charleston in West Virginia and the Charlottesville, Staunton/Waynesboro and Lynchburg markets in Virginia. In addition to the upgrade of 282 cell sites in these markets, the Company completed installations of both new switches required for the Company’s network-wide EV-DO Rev. A upgrade.

Total incremental capital expenditures for the EV-DO upgrade remain estimated at approximately $65 million, as previously disclosed, with approximately $25 million incurred in 2007 and $38 million expected to be incurred in 2008.

Declaration of Dividend: On August 5, 2008 the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.21 per share to be paid on October 10, 2008 to stockholders of record on September 19, 2008.

Operating Highlights

Operating revenues for second quarter 2008 were $131.0 million, a 6% increase over second quarter 2007 operating revenues of $124.0 million. Operating revenues for the first six months of 2008 were $263.3 million, 7% over operating revenues for the same period last year of $245.5 million.

Wireless operating revenues for second quarter of 2008 were $100.2 million compared to $93.5 million for the same period in 2007, an increase of 7%. The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. For second quarter 2008, the impact of this change resulted in a reduction to wireless revenues and expenses of approximately $2.4 million. For second quarter 2007, the proforma impact of this change would have resulted in a reduction to wireless revenues and expenses of approximately $2.7 million, and a proforma wireless revenue growth of 10% year-over-year. Wireless operating revenues for the first six months of 2008 were $202.1 million, a $17.0 million or 9% increase over the first half of 2007, or an 11% increase proforma for the change in handset insurance revenue reporting discussed above.

Wireless subscribers were 425,880 at the end of second quarter 2008, a 9% increase from 391,195 at the end of second quarter 2007. This growth resulted in an 8% increase in subscriber revenues between these periods. Wholesale revenues were $25.0 million for second quarter 2008 compared to $24.3 million for the same quarter last year, an increase of 3%. Wholesale revenues were primarily derived from the strategic network alliance agreement with Sprint Nextel, which totaled $24.2 million, reflecting for the first time quarterly revenues exceeding the $8.0 million monthly revenue minimums defined by the agreement.

Wireline operating revenues were $30.7 million for the second quarter of 2008, a 1% increase over second quarter 2007 revenues of $30.3 million. Rural Local Exchange Carrier (RLEC) operating revenues were $14.9 million in the second quarter of 2008 compared to $15.5 million in second quarter 2007. In the Competitive Wireline segment, which consists of Competitive Local Exchange Carrier (CLEC), Internet Service Provider (ISP) and network operations, operating revenues grew 6% from $14.8 million to $15.8 million from second quarter 2007 to second quarter 2008. Revenues from Competitive Wireline strategic products, including local service, broadband, integrated access, transport and Metro Ethernet, grew $1.6 million, or 14%, from the second quarter 2007 to the second quarter 2008. For the first six months of 2008, wireline operating revenues were $60.9 million, a 1% increase over the same period last year.

Adjusted EBITDA for second quarter 2008 was $57.8 million, with a margin of 44%. This amount represents an increase of 13% over second quarter 2007 adjusted EBITDA of $51.1 million. Adjusted EBITDA for the first six month periods of 2008 and 2007 was $113.3 million and $101.1 million, respectively, an increase of 12%.

Wireless adjusted EBITDA was $41.4 million for the second quarter of 2008, compared to $36.0 million for second quarter 2007, an increase of 15%. The adjusted EBITDA margin for wireless was 41%, an increase over the 39% margin for both the second quarter of 2007 and the first quarter of 2008, despite initial incremental operating costs from the EV-DO upgrade. Wireless adjusted EBITDA for the first six months of 2008 was $81.4 million, a $10.5 million or 15% increase over the first half of 2007.

Wireline adjusted EBITDA was $17.4 million for the second quarter of 2008 compared to $16.1 million for the second quarter 2007, an increase of 8%. Wireline adjusted EBITDA margin for the second quarter 2008 was 57%. For the first six months of 2008, wireline adjusted EBITDA was $34.5 million, a 7% increase over the same period last year.

Business Segment Highlights

Wireless

•

Gross customer additions for the second quarters of 2008 and 2007 were 36,559 and 38,937, respectively. Gross customer additions of higher-value, under-contract, postpay subscribers were 18,659 in the second quarter of 2008, totaling 36,026 year-to-date. Net subscriber additions for the first six months of 2008 were 19,085, with 4,615 added in the second quarter. Net additions of higher-value postpay subscribers represented 90% of the total net additions for second quarter 2008, at 4,171. At June 30, 2008, postpay subscribers represented 70% of total subscribers. Monthly blended subscriber churn continued improvement, finishing second quarter 2008 at 2.5%, a 15 basis point improvement from second quarter 2007. Postpay monthly subscriber churn was 1.6% for second quarter 2008, a slight improvement from the previous lowest level achieved in second quarter last year.

ARPU (a non-GAAP measure) for second quarter 2008 was $54.58 compared to $56.11 for second quarter 2007. Second quarter 2007 ARPU, proforma for the change in reporting of handset insurance revenues, would have been $53.78. Postpay ARPU was $56.19 and $56.80 for second quarters 2008 and 2007. Second quarter 2007 postpay ARPU, proforma for the change in reporting of handset insurance revenues, would have been $54.53. Postpay ARPU continued to be driven by postpay data ARPU, which increased $2.07, from $5.00 in second quarter 2007 to $7.07 in second quarter 2008.

Cost per Gross Addition (CPGA – a non-GAAP measure), was $375 in second quarter 2008 compared to $387 in second quarter 2007. For the first six months of 2008, CPGA averaged $337, compared to the average of the first six months of 2007 of $346. Cash Cost per Handset/Unit (CCPU-a non-GAAP measure), as was the case with wireless revenues, was also impacted by the handset insurance changes. CCPU for second quarter 2008 was $31.34 compared to $32.63 for second quarter 2007 ($30.30 on a proforma basis).

Total network cell sites were 1,082 at June 30, 2008 compared to 999 at June 30, 2007.

Wireline

•

RLEC: Access lines at the end of second quarter 2008 were 42,777, compared to 44,697 at the end of second quarter 2007, a 4% decrease. This line loss is reflective of residential wireless substitution, cable competition (which commenced in late May 2008 in one of the three RLEC markets) and loss of second lines. These line losses and lower interstate access rates effective July 1, 2007 resulted in RLEC operating revenues for second quarter 2008 of $14.9 million, a 3% decrease from second quarter 2007. RLEC adjusted EBITDA for second quarter 2008 was $11.0 million compared to $11.1 million for second quarter 2007. RLEC adjusted EBITDA for the first six months of 2008 was $21.6 million compared to $22.4 million for the same period in 2007.

•

Competitive Wireline: CLEC business local access lines at the end of second quarter 2008 were 49,555, a 3% increase over the end of second quarter 2007 at 48,095. Operating revenues for CLEC business local access lines increased 2% over these periods, reflecting the customer growth partially offset by downward pricing driven by competition. Revenues from wireline strategic products, however, increased approximately $1.6 million, or 14%, to $13.0 million in second quarter 2008 from $11.3 million in second quarter 2007, due to customer growth. Broadband growth in the RLEC footprint continues to be especially strong, with a year-over-year gain of 2,130, increasing customer penetration from 33.4% at June 30, 2007 to 41.7% at June 30, 2008. Adjusted EBITDA for the Competitive Wireline segment increased 26%, to $6.4 million in the second quarter 2008 from $5.1 million in the second quarter 2007. Adjusted EBITDA margin was 40% for second quarter 2008, compared to 34% for the same period last year. Competitive Wireline adjusted EBITDA for the first six months of 2008 was $12.8 million, $2.9 million or 30% over the $9.9 million for the same period in 2007.

Quarforth concluded, “Our financial performance during the first six months of 2008 was quite strong with adjusted EBITDA up 12% over the first half of 2007. We remain focused on our EV-DO network upgrade and are excited about the new revenue opportunities wireless broadband products present. Given the strength of our second quarter, we have updated our 2008 guidance to reflect these performance trends, raising our adjusted EBITDA estimates.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements”.

The Company is increasing its 2008 guidance for consolidated adjusted EBITDA to now be between $224 million and $228 million, from the range of $216 million to $221 million previously provided. Please see the Business Outlook exhibit with this press release for additional guidance updates and detail.

###

Non-GAAP Measures

Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, gain on sale of assets, advisory termination fees, other income, minority interests, non-cash compensation charges, voluntary early retirement charges and secondary offering costs.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see footnotes in exhibits for a complete definition of this measure.

CPGA, or cost per gross addition, is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. Please see footnotes in exhibits for a complete definition of this measure.

CCPU, or cash cost per subscriber/unit, is computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue and costs incurred to acquire new subscribers. The net result of these components is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded from the calculation. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA, ARPU, CPGA and CCPU are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; rapid development and intense competition in the telecommunications industry; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential for patent and other intellectual property right infringement claims; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless KPI Reconciliations (ARPU, CPGA and CCPU)

•	Business Outlook for the Year 2008

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets

(dollars in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Current Assets
Cash and cash equivalents	$82,165	$53,467
Accounts receivable, net	45,999	45,543
Inventories and supplies	5,065	7,693
Other receivables	3,481	4,184
Income tax receivable	—	11,753
Prepaid expenses and other	8,927	7,944

	145,637	130,584

Securities and investments	7,290	870

Property, plant and equipment, net	412,096	402,904

Other Assets
Goodwill	118,694	127,637
Franchise rights	32,000	32,000
Other intangibles, net	79,848	85,901
Radio spectrum licenses in service	114,131	114,180
Radio spectrum licenses not in service	19,661	19,641
Deferred charges and other assets	4,044	4,771

	368,378	384,130

Total Assets	$933,401	$918,488

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$6,739	$6,751
Accounts payable	35,273	31,525
Dividends payable	8,853	8,833
Advance billings and customer deposits	18,735	17,809
Accrued payroll	6,092	12,929
Accrued interest	2,798	70
Income tax payable	2,836	—
Accrued operating taxes	3,809	3,067
Other accrued liabilities	3,988	3,836

	89,123	84,820

Long-Term Liabilities
Long-term debt	604,345	607,455
Other long-term liabilities	56,154	54,445

	660,499	661,900

Minority Interests	460	428

Stockholders’ Equity	183,319	171,340

Total Liabilities and Stockholders’ Equity	$933,401	$918,488

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)	Three months ended:		Six months ended:
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Operating Revenues	$131,015	$123,970	$263,264	$245,545

Operating Expenses [1]

Cost of sales and services (exclusive of items shown separately below)	39,960	39,921	82,817	79,268

Customer operations	26,322	26,242	52,949	51,860

Corporate operations [3]	8,624	7,865	17,003	16,008

Depreciation and amortization [2]	25,812	20,579	53,826	40,678

Accretion of asset retirement obligations	268	217	496	392

	100,986	94,824	207,091	188,206

Operating Income	30,029	29,146	56,173	57,339

Other Income (Expenses)

Interest expense	(8,040)	(10,671)	(16,855)	(21,701)
Gain (loss) on interest rate swap agreement	9,478	(455)	6,299	(1,383)
Other income	383	759	827	1,501

	31,850	18,779	46,444	35,756

Income Tax Expense	12,565	7,958	18,620	15,180

	19,285	10,821	27,824	20,576

Minority Interests in Losses (Earnings) of Subsidiaries	(14)	—	(31)	4

Net Income	$19,271	$10,821	$27,793	$20,580

Basic and Diluted Earnings per Common Share:

Income per share - basic	$0.46	$0.26	$0.66	$0.50
Income per share - diluted	$0.46	$0.26	$0.66	$0.49

Weighted average shares outstanding - basic	41,960	41,464	41,815	41,325
Weighted average shares outstanding - diluted	42,291	42,171	42,262	41,998

Cash Dividends Declared per Share - Common Stock	$0.21	$—	$0.42	$0.15

[1]

Includes non-cash compensation charge related to capital stock and options to purchase capital stock of $0.7 million and $1.9 million for the three months and six months ended June 30, 2008, respectively, and $1.1 million and $2.1 million for the three months and six months ended June 30, 2007, respectively.

[2]

Depreciation expense for the three and six months ended June 30, 2008 includes $5.6 million and $13.5 million, respectively, of accelerated depreciation related to 3G-1xRTT equipment scheduled to be replaced or redeployed in connection with the EV-DO upgrade.

[3]

In the second quarter of 2008, the Company recorded $1.0 million of voluntary early retirement charges, comprised primarily of $0.9 million of pension expense related to a pension enhancement pursuant to the voluntary early retirement plan accepted by certain employees of the wireline segments.

NTELOS Holdings Corp.

Summary of Operating Results

(dollars in thousands)	Three months ended:		Six months ended:
	June 30, 2007	June 30, 2008	June 30, 2007	June 30, 2008
Operating Revenues
Wireless PCS Operations	$93,493	$100,160	$185,085	$202,073
Subscriber Revenues	64,413	69,378	126,107	139,767
Wholesale/Roaming Revenues, net	24,325	25,040	47,251	49,577
Equipment Revenues	4,524	5,420	11,261	12,110
Other Revenues	231	322	466	619

Wireline Operations
RLEC	15,460	14,922	30,839	29,357
Competitive Wireline	14,846	15,790	29,252	31,536

Wireline Total	30,306	30,712	60,091	60,893

Other	171	143	369	298

	$123,970	$131,015	$245,545	$263,264

Operating Expenses
(before depreciation & amortization, accretion of asset retirement obligations, non-cash compensation, voluntary early retirement program charges and secondary offering costs, a non-GAAP Measure)

Wireless PCS Operations	$57,498	$58,718	$114,229	$120,707
Cost of Sales and Services
Cost of Sales - Equipment	6,693	6,672	14,909	14,561
Cost of Sales - Access & Other	11,916	11,374	22,808	24,715
Maintenance and Support	11,456	12,493	22,369	24,721
Customer Operations	22,092	22,219	43,721	44,908
Corporate Operations	5,341	5,960	10,422	11,802

Wireline Operations
RLEC	4,366	3,884	8,433	7,734
Competitive Wireline	9,795	9,413	19,362	18,707

Wireline Total	14,161	13,297	27,795	26,441

Other	1,207	1,203	2,431	2,773

	$72,866	$73,218	$144,455	$149,921

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$35,995	$41,442	70,856	$81,366

Wireline Operations
RLEC	11,094	11,038	22,406	21,623
Competitive Wireline	5,051	6,377	9,890	12,829

Wireline Total	16,145	17,415	32,296	34,452

Other	(1,036)	(1,060)	(2,062)	(2,475)

	$51,104	$57,797	$101,090	$113,343

Capital Expenditures
Wireless PCS Operations	$12,355	$19,739	$21,956	$30,368

Wireline Operations
RLEC	2,399	4,548	4,505	7,601
Competitive Wireline	5,502	4,477	8,745	12,414

Wireline Total	7,901	9,025	13,250	20,015

Other	1,816	2,490	3,053	6,347

	$22,072	$31,254	$38,259	$56,730

Adjusted EBITDA less Capital Expenditures
Wireless PCS Operations	$23,640	$21,703	$48,900	$50,998

Wireline Operations
RLEC	8,695	6,490	17,901	14,022
Competitive Wireline	(451)	1,900	1,145	415

Wireline Total	8,244	8,390	19,046	14,437

Other	(2,852)	(3,550)	(5,115)	(8,822)

	$29,032	$26,543	$62,831	$56,613

[1]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income to Operating Income

(dollars in thousands)

	Three months ended:		Six months ended:
	June 30, 2007	June 30, 2008	June 30, 2007	June 30, 2008
Net income	$10,821	$19,271	$20,580	$27,793
Interest expense	10,671	8,040	21,701	16,855
(Gain) loss on interest rate swap agreement	455	(9,478)	1,383	(6,299)
Income taxes	7,958	12,565	15,180	18,620
Minority interest	—	14	(4)	31
Other income	(759)	(383)	(1,501)	(827)

Operating income	$29,146	$30,029	$57,339	$56,173

Wireless	$21,902	$22,096	$43,046	$40,584
Wireline	9,461	9,726	19,088	19,982
Other	(2,217)	(1,793)	(4,795)	(4,393)

Operating income	$29,146	$30,029	$57,339	$56,173

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

(dollars in thousands)

	2007					2008
	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended June 30
Operating Income	$21,902	$7,571	$1,890	$(2,217)	$29,146	$22,096	$6,823	$2,903	$(1,793)	$30,029
Depreciation and amortization	13,897	3,519	3,146	17	20,579	19,101	3,616	3,077	18	25,812

Sub-total:	35,799	11,090	5,036	(2,200)	49,725	41,197	10,439	5,980	(1,775)	55,841

Accretion of asset retirement obligations	196	4	15	2	217	245	6	15	2	268
Secondary offering costs	—	—	—	66	66	—	—	—	—	—
Non-cash compensation	—	—	—	1,096	1,096	—	—	—	713	713
Voluntary early retirement plan [1]	—	—	—	—	—	—	593	382	—	975

Adjusted EBITDA	$35,995	$11,094	$5,051	$(1,036)	$51,104	$41,442	$11,038	$6,377	$(1,060)	$57,797

Adjusted EBITDA Margin	38.5%	71.8%	34.0%	NM	41.2%	41.4%	74.0%	40.4%	NM	44.1%

For The Six Months Ended June 30
Operating Income	$43,046	$15,376	$3,712	$(4,795)	$57,339	$40,584	$13,844	$6,138	$(4,393)	$56,173
Depreciation and amortization	27,457	7,022	6,151	48	40,678	40,329	7,177	6,280	40	53,826

Sub-total:	70,503	22,398	9,863	(4,747)	98,017	80,913	21,021	12,418	(4,353)	109,999

Accretion of asset retirement obligations	353	8	27	4	392	453	9	29	5	496
Secondary offering costs	—	—	—	566	566	—	—	—	—	—
Non-cash compensation	—	—	—	2,115	2,115	—	—	—	1,873	1,873
Voluntary early retirement plan [1]	—	—	—	—	—	—	593	382	—	975

Adjusted EBITDA	$70,856	$22,406	$9,890	$(2,062)	$101,090	$81,366	$21,623	$12,829	$(2,475)	$113,343

Adjusted EBITDA Margin	38.3%	72.7%	33.8%	NM	41.2%	40.3%	73.7%	40.7%	NM	43.1%

[1]

In the second quarter of 2008, the Company recorded $1.0 million of voluntary early retirement charges, comprised primarily of $0.9 million of pension expense related to a pension enhancement pursuant to the voluntary early retirement plan accepted by certain employees of the wireline segments.

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	6/30/2007	9/30/2007	12/31/2007	3/31/2008	6/30/2008
Wireless Subscribers	391,195	396,420	406,795	421,265	425,880
RLEC Total Access Lines	44,697	44,224	43,538	43,260	42,777
RLEC Residential Access Lines	29,254	28,884	28,564	28,303	27,870
CLEC Access Lines [1]	48,095	48,615	49,065	49,273	49,555
RLEC Broadband Customers [2]	10,571	11,194	11,680	12,364	12,701
Total Broadband Connections [2]	18,784	19,510	20,172	20,890	21,371
Dial-Up Internet Subscribers	24,795	23,048	21,795	20,428	18,632
Long Distance Subscribers	47,929	48,260	48,367	48,715	49,069

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless portable broadband, broadband over fiber, metro Ethernet, ATM and frame relay. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

						Six months ended:
Quarter Ended:	6/30/2007	9/30/2007	12/31/2007	3/31/2008	6/30/2008	6/30/2007	6/30/2008
Total Wireless Subscribers
Beginning Subscribers	383,143	391,195	396,420	406,795	421,265	367,197	406,795
Prepay	109,689	110,506	110,285	115,068	127,765	98,846	115,068
Postpay	273,454	280,689	286,135	291,727	293,500	268,351	291,727
Gross Additions	38,937	40,788	44,353	46,953	36,559	86,516	83,512
Prepay	18,277	19,557	23,322	29,586	17,900	45,753	47,486
Postpay	20,660	21,231	21,031	17,367	18,659	40,763	36,026
Disconnections	30,885	35,563	33,978	32,483	31,944	62,518	64,427
Prepay	17,164	19,256	17,968	16,120	17,456	33,479	33,576
Postpay	13,721	16,307	16,010	16,363	14,488	29,039	30,851
Net Additions	8,052	5,225	10,375	14,470	4,615	23,998	19,085
Prepay	1,113	301	5,354	13,466	444	12,274	13,910
Postpay	6,939	4,924	5,021	1,004	4,171	11,724	5,175
Ending Subscribers	391,195	396,420	406,795	421,265	425,880	391,195	425,880
Prepay	110,506	110,285	115,068	127,765	127,419	110,506	127,419
Postpay	280,689	286,135	291,727	293,500	298,461	280,689	298,461

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:		Six months ended:
	June 30, 2007	June 30, 2008	June 30, 2007	June 30, 2008

Average Subscribers (weighted monthly)	386,758	423,545	380,880	419,180

Gross Subscriber Revenues ($000)	$65,100	$69,347	$127,510	$140,224
Revenue Accruals & Deferrals	(643)	84	(1,319)	(350)
Eliminations & Other Adjustments	(44)	(53)	(84)	(107)

Net Subscriber Revenues ($000)	$64,413	$69,378	$126,107	$139,767

Average Monthly Revenue per Subscriber/Unit (ARPU) [1,4]	$56.11	$54.58	$55.80	$55.75

Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1,4]	$56.80	$56.19	$55.93	$56.56

Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$4.24	$7.17	$3.85	$7.12

Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$5.00	$7.07	$4.42	$6.80

Cost of Acquisition per Gross Addition (CPGA) [2]	$387	$375	$346	$337

Monthly Cash Cost per Handset/Unit (CCPU)[3,4]	$32.63	$31.34	$31.91	$32.08

Strategic Network Alliance Revenues ($000)
Home Voice	13,058	$13,129	$24,572	$26,409
Travel Voice	4,508	3,992	10,305	8,031

Total Voice	17,566	17,121	34,877	34,440

Home Data	NA	2,930	NA	5,718
Travel Data	NA	4,196	NA	7,299

Total Data	6,499	7,126	11,816	13,017

Revenue Minimum Adjustment	$—	—	—	833

Total	$24,065	$24,247	$46,693	$48,290

Monthly Postpay Subscriber Churn	1.7%	1.6%	1.8%	1.7%

Monthly Blended Subscriber Churn	2.7%	2.5%	2.7%	2.6%

Total Cell Sites (period ending)	999	1,082	999	1,082

EV-DO Rev. A Cell Sites (period ending; sub-set of Total Cell Sites above)	—	282	—	282

Cell Sites under the Strategic Network Alliance Agreement (period ending; sub-set of Total Cell Sites above)	599	654	599	654

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per subscriber/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded. NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although others may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

[4]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.7 million for second quarter 2007, and $5.3 million and $2.8 million for the six months ended June 30, 2007 and 2008, respectively. Second quarter 2007 and six months ended June 30, 2007 and 2008 ARPU, proforma for these reporting changes would have been $53.78, $53.47 and $54.62, respectively. Second quarter 2007 and six months ended June 30, 2007 and 2008 postpay ARPU, proforma for these reporting changes would have been $54.53, $53.66 and $55.43, respectively. Second quarter 2007 and six months ended June 30, 2007 and 2008 CCPU, proforma for these reporting changes would have been $30.30, $29.59 and $30.95, respectively.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three months ended:		Six months ended:
	June 30, 2007	June 30, 2008	June 30, 2007	June 30, 2008
Average Revenue per Handset/Unit (ARPU) [1]
(dollars in thousands except for subscribers and ARPU)

Operating Revenues	$123,970	$131,015	$245,545	$263,264
Less: Wireline and other operating revenue	(30,477)	(30,855)	(60,460)	(61,191)

Wireless communications revenue	93,493	100,160	185,085	202,073
Less: Equipment revenue from sales to new customers	(2,902)	(2,969)	(7,648)	(6,986)
Less: Equipment revenue from sales to existing customers	(1,622)	(2,081)	(3,613)	(4,579)
Less: Wholesale revenue	(24,325)	(25,040)	(47,251)	(49,577)
Plus: Other revenues, eliminations and adjustments	456	(723)	937	(707)

Wireless gross subscriber revenue [2]	$65,100	$69,347	$127,510	$140,224

Less: Paid in advance subscriber revenue	(17,774)	(19,720)	(34,882)	(40,341)
Less: adjustments	(183)	168	(857)	(139)

Wireless gross postpay subscriber revenue	$47,143	$49,795	$91,771	$99,744

Average subscribers	386,758	423,545	380,880	419,180

Total ARPU [2]	$56.11	$54.58	$55.80	$55.75

Average postpay subscribers	276,637	295,389	273,460	293,907

Postpay ARPU [2]	$56.80	$56.19	$55.93	$56.56

Wireless gross subscriber revenue [2]	$65,100	$69,347	$127,510	$140,224
Less: Wireless voice and other feature revenue	(60,177)	(60,235)	(118,721)	(122,307)

Wireless data revenue	$4,923	$9,112	$8,789	$17,917

Average subscribers	386,758	423,545	380,880	419,180

Total Data ARPU	$4.24	$7.17	$3.85	$7.12

Wireless gross postpay subscriber revenue	$47,143	$49,795	$91,771	$99,744
Less: Wireless postpay voice and other feature revenue	(42,993)	(43,527)	(84,522)	(87,749)

Wireless postpay data revenue	$4,150	$6,268	$7,249	$11,995

Average postpay subscribers	276,637	295,389	273,460	293,907

Postpay data ARPU	$5.00	$7.07	$4.42	$6.80

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.7 million for second quarter 2007, and $5.3 million and $2.8 million for the six months ended June 30, 2007 and 2008, respectively. Second quarter 2007 and six months ended June 30, 2007 and 2008 ARPU, proforma for these reporting changes would have been $53.78, $53.47 and $54.62, respectively. Second quarter 2007 and six months ended June 30, 2007 and 2008 postpay ARPU, proforma for these reporting changes would have been $54.53, $53.66 and $55.43, respectively.

NTELOS Holdings Corp.

Wireless KPI Reconciliations

	Three months ended:		Six months ended:
	June 30, 2007	June 30, 2008	June 30, 2007	June 30, 2008
Cost per Gross Acquisition (CPGA) [2]
(dollars in thousands except for subscribers and CPGA)

Cost of sales and services	$39,921	$39,960	$79,268	$82,817
Less: Maintenance and support*	(21,312)	(21,914)	(41,550)	(43,541)

Cost of wireless sales**	18,609	18,046	37,718	39,276
Less: access, roaming, and other cost of sales	(11,916)	(11,374)	(22,808)	(24,715)

Merchandise cost of sales	$6,693	$6,672	$14,910	$14,561

Total customer operations	$26,242	$26,322	$51,860	$52,949
Less: Wireline and other segment expenses	(4,150)	(4,049)	(8,139)	(7,933)
Less: Wireless customer care, billing, bad debt and other expenses	(10,763)	(12,080)	(20,947)	(24,033)

Sales and marketing	$11,329	$10,193	$22,774	$20,983

Merchandise cost of sales	$6,693	$6,672	$14,910	$14,561
Sales and marketing	11,329	10,193	22,774	20,983
Less: Merchandise sales	(2,948)	(3,162)	(7,730)	(7,390)

Total CPGA costs	$15,074	$13,703	$29,954	$28,154

Gross subscriber additions	38,937	36,559	86,516	83,512

CPGA	$387	$375	$346	$337

Cash Cost per Handset/Unit (CCPU) [3,4]
(dollars in thousands except for subscribers and CCPU)

Cost of Sales and services	$39,921	$39,960	$79,268	$82,817
Less Cost of wireless sales**	(18,609)	(18,046)	(37,718)	(39,276)

Maintenance and support*	$21,312	$21,914	$41,550	$43,541
Less: Wireline and other segment expenses	(9,856)	(9,421)	(19,181)	(18,820)

Wireless maintenance and support	$11,456	$12,493	$22,369	$24,721

Corporate operations	$7,865	$8,624	$16,008	$17,003
Less: Wireline, other segment, and corporate expenses	(2,524)	(2,666)	(5,586)	(5,202)

Wireless corporate operations	$5,341	$5,958	$10,422	$11,801

Wireless maintenance and support	$11,456	$12,493	$22,369	$24,721
Wireless corporate operations	5,341	5,958	10,422	11,801
Wireless customer care, billing, bad debt and other expenses	10,763	12,080	20,947	24,033
Wireless access, roaming, and other cost of sales [4]	11,916	11,374	22,808	24,715
Equipment revenue from sales to existing customers	(1,622)	(2,081)	(3,613)	(4,579)

Total CCPU costs	$37,854	$39,824	$72,933	$80,691

Average subscribers	386,758	423,545	380,880	419,180

CCPU	$32.63	$31.34	$31.91	$32.08

[2]

CPGA is cost per gross addition and summarizes the average cost to acquire new customers during the period. CPGA is a non-GAAP financial measure that is computed by adding the income statement component of merchandise cost of sales, which is included in cost of sales and services, and sales and marketing, which is included in customer operations expense and reducing that amount by the equipment revenues from sales to new customers, which is included in operating revenues. The net result of these components is then divided by the gross subscriber additions during the period. NTELOS believes CPGA is a useful measure used to compare the Company’s average cost to acquire a new subscriber to that of other wireless communications providers, although other wireless communications providers may include or exclude certain items from their calculations which may make the comparison less meaningful. The inclusion of merchandise cost of sales net of the equipment revenues from sales to new customers is critical to the understanding of how much it costs the Company to acquire a new subscriber.

[3]

CCPU is cash cost per subscriber/unit and represents the average cost to provide wireless service and support per subscriber. CCPU is a non-GAAP financial measure computed by adding wireless maintenance and support, wireless access, roaming and cost of services, all of which are included within the income statement component cost of sales and services, wireless corporate operations and customer operations (excluding sales and marketing), less equipment revenue and costs incurred to acquire new subscribers. The net result is then divided by average subscribers for the period. In addition to the Company’s subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on the NTELOS network. Non-cash operating expenses such as depreciation, amortization and non-cash compensation are excluded.NTELOS believes CCPU is a useful measure to compare the Company’s average costs to that of other providers, although others may include or exclude certain items from their calculations which may make the comparison less meaningful. The Company believes CCPU is useful to evaluate effectiveness in managing cash costs associated with providing services. CCPU should be considered in addition to, but not as a substitute for, information contained in the Company’s statement of operations.

[4]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.7 million for second quarter 2007, and $5.3 million and $2.8 million for the six months ended June 30, 2007 and 2008, respectively. Second quarter 2007 and six months ended June 30, 2007 and 2008 CCPU, proforma for these reporting changes would have been $30.30, $29.59 and $30.95, respectively.

*

Maintenance and support expenses include: costs related to specific property, plant and equipment, as well as indirect costs such as engineering and general administration of property, plant and equipment; and, leased facility expenses for connection to other carriers, cell sites and switch locations.

**

Cost of wireless sales includes digital PCS handset equipment costs which, in keeping with industry practice, are sold to customers at a price below cost, and usage-based access charges, including long distance, roaming charges, and other direct costs incurred in accessing other telecommunications providers’ networks in order to provide wireless services to NTELOS end-use customers.

NTELOS Holdings Corp.

Business Outlook for the Year 2008 1 (as of August 7, 2008)

(Dollars in millions, except for metrics)	Twelve Months 2008
Operating Revenues - Guidance
Wireless [2]	$409.0	to	$415.0
Wireline	121.0	to	124.0
Other	1.0		1.0

	$531.0	to	$540.0

Reconciliation of Net Income to Adjusted EBITDA - Guidance
Net Income	$49.0	to	$55.0
Interest expense, net [3]	31.0	to	28.5
Income tax expense [4]	33.0	to	36.0
Other income	(1.0)	to	(1.5)

Operating Income	112.0	to	118.0

Depreciation and amortization	107.0	to	105.0
Accretion of asset retirement obligations	1.0		1.0
Voluntary Early Retirement Plan	1.0		1.0
Non-cash compensation charges	3.0		3.0

Adjusted EBITDA	$224.0	to	$228.0

Wireless	$163.0	to	$165.0
Wireline	66.0	to	68.0
Other	(5.0)		(5.0)

Adjusted EBITDA	$224.0	to	$228.0

Capital Expenditures
Wireless	$90	to	$88
Wireline	33	to	32
Other	10		10

Total Capital Expenditures	$133	to	$130

Wireless Metrics
Net subscriber additions	Greater than 30,000
Blended ARPU [2]	Greater than $55
Post pay Churn	Approximately 1.8%
Blended Churn	Approximately 2.8%
Cost per Gross Acquisition (CPGA)	$355	to	$365
Cash Cost per Handset/Unit (CCPU) [2]	$32	to	$33

Wireline Metrics
RLEC Line Loss	4% to 6%
Competitive Wireline revenue growth	Approximately 6%

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

[2]

The Company has entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance will no longer be reported on a gross basis, but on a net basis instead. Please see footnote 4 of the “Wireless KPI” exhibit for more details.

[3]	Cash payments for interest expense for 2008 are expected to be approximately $33 million.
[4]	Current cash income tax is expected to be between $15 million and $17 million, reflecting the benefit of bonus depreciation provided for by the recently enacted economic stimulus package HR 5140.